CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 1 of 22 Pages

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and

Amendments Thereto Filed Pursuant to Rule 13d-2(a)

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

(Name of Issuer)

Ordinary Shares, Par Value $0.0004 per share

(Title of Class of Securities)

81663 N206

(CUSIP Number)

Roger L.C. Leung

Shanghai Industrial Holdings Limited

26th Floor, Harcourt House

39 Gloucester Road

Hong Kong

Tel No. (852) 2529-5652

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 14, 2008

(Dates of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 2 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). S.I. Technology Production Holdings Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 1,814,991,340
9. Sole Dispositive Power 0
10. Shared Dispositive Power 1,814,991,340

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,814,991,340
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 9.8%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 3 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SIHL Treasury Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 4 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SIIC Treasury (B.V.I.) Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 5 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). Shanghai Industrial Holdings Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 1,814,991,340
8. Shared Voting Power 0
9. Sole Dispositive Power 1,814,991,340
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,814,991,340
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 9.8%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 6 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). Shanghai Investment Holdings Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 1,814,991,340
9. Sole Dispositive Power 0
10. Shared Dispositive Power 1,814,991,340

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,814,991,340
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 9.8%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 7 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SIIC Capital (B.V.I.) Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 1,814,991,340
9. Sole Dispositive Power 0
10. Shared Dispositive Power 1,814,991,340

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,814,991,340
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 9.8%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 8 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). Shanghai Industrial Investment Treasury Company Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 1,814,991,340
9. Sole Dispositive Power 0
10. Shared Dispositive Power 1,814,991,340

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,814,991,340
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 9.8%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 9 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SIIC CM Development Funds Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 10 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SIIC CM Development Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 11 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SIIC Asset Management Company Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 12 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SIIC Finance Company Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 13 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). SF Finance (BVI) Company Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 14 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). Shanghai Industrial Financial (Holdings) Company Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 15 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). Shanghai Industrial Financial Holdings Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 0
9. Sole Dispositive Power 0
10. Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 16 of 22 Pages

1.	Name of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only). Shanghai Industrial Investment (Holdings) Company Limited – No I.R.S. Identification Number
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds Not Applicable
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)	☐
6.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	7. Sole Voting Power 0
8. Shared Voting Power 1,814,991,340
9. Sole Dispositive Power 0
10. Shared Dispositive Power 1,814,991,340

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,814,991,340
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	☐
13.	Percent of Class Represented by Amount in Row (11) 9.8%
14.	Type of Reporting Person CO

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 17 of 22 Pages

This Amendment No. 1 amends a Statement on Schedule 13D filed on February 16, 2007 on behalf of the reporting persons named therein with the United States Securities and Exchange Commission (the “Schedule 13D”). This Amendment No. 1 is being filed to reflect the sale of an aggregate of 992,150,468 Ordinary Shares in the Issuer by SIHL Treasury Limited, SIIC Treasury (B.V.I.) Limited, SIIC CM Development Funds Limited and SIIC Asset Management Company Limited in a series of transactions from February 16, 2007 to January 14, 2008. As of the date of this Amendment No. 1, none of the foregoing companies beneficially owned any shares in the Issuer. SIHL Treasury Limited, SIIC Treasury (B.V.I.) Limited, SIIC CM Development Funds Limited and SIIC Asset Management Company Limited and their respective direct and indirect parent companies, namely, SIIC CM Development Limited, SIIC Finance Company Limited, SF Finance (BVI) Company Limited, Shanghai Industrial Financial (Holdings) Limited), and Shanghai Industrial Financial Holdings Limited disclaim beneficial ownership of the shares beneficially owned by the reporting persons named below and disclaim membership of a group with such reporting persons. Item 5 has been amended accordingly.

The Schedule 13D is hereby amended as follows:

Item 5.	Interest in Securities of the Issuer

(a) As of the date of this Amendment No. 1, S.I. Technology Production Holdings Limited directly beneficially owned 1,814,991,340 Ordinary Shares, which represents approximately 9.8% of the Issuer’s outstanding capital stock, based on 18,558,919,712 Ordinary Shares outstanding as of December 31, 2007. Such Ordinary Shares may also be deemed to be beneficially owned by the direct or indirect parent companies of S.I. Technology Production Holdings Limited, namely, Shanghai Industrial Holdings Limited, Shanghai Investment Holdings Limited, SIIC Capital (B.V.I.) Limited, Shanghai Industrial Investment Treasury Company Limited and Shanghai Industrial Investment (Holdings) Company Limited (collectively, the “Reporting Persons”).

(b) The Reporting Persons have shared voting power to vote or direct the vote, and dispose or direct the disposition of, all the Ordinary Shares.

(c) Attached as Schedule 1 hereto, which Schedule is incorporated herein by reference, is the list of transactions in the Ordinary Shares effected by the above-named sellers during the 60 days prior to the date of this Amendment No. 1.

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 18 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2008

S.I. Technology Production Holdings Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

SIHL Treasury Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

SIIC Treasury (B.V.I.) Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

Shanghai Industrial Holdings Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 19 of 22 Pages

Shanghai Investment Holdings Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

SIIC Capital (B.V.I.) Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

Shanghai Industrial Investment Treasury Company Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

SIIC CM Development Funds Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 20 of 22 Pages

SIIC CM Development Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

SIIC Asset Management Company Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

SIIC Finance Company Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

SF Finance (BVI) Company Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

Shanghai Industrial Financial (Holdings) Company Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 21 of 22 Pages

Shanghai Industrial Financial Holdings Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

Shanghai Industrial Investment (Holdings) Company Limited

By:	/s/ Roger L.C. Leung
Authorized Signatory

CUSIP No. 81663 N206	SCHEDULE 13D/A	Page 22 of 22 Pages

Schedule 1

Transactions in the Ordinary Shares of the Issuer during the 60 days prior to the date of this Amendment No. 1

SIIC TREASURY (B.V.I.) LIMITED

Date of Transaction (MM/DD/YYYY)	Buy/Sell	Number of Shares Purchased/Sold	Nature of Purchase/Sale	Average Price Per Share in Hong Kong dollars (HK$)
12/21/2007	Buy	50,000,000	Open Market	0.7400
01/03/2008	Sell	13,690,000	Open Market	0.7900
01/04/2008	Sell	5,000,000	Open Market	0.7900
01/07/2008	Sell	8,000,000	Open Market	0.7700
01/08/2008	Sell	3,000,000	Open Market	0.7800
01/10/2008	Sell	5,000,000	Open Market	0.7780
01/11/2008	Sell	5,000,000	Open Market	0.7700
01/14/2008	Sell	10,310,000	Open Market	0.7551